EXHIBIT 3(a)

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation: Axonyx Inc.

2.	The articles have been amended as follows (provide article numbers, if available): Article V of the Corporation’s Restated Articles of Incorporation is hereby amended to read as follows:

“The corporation is authorized to issue One Hundred and Sixty Five Million (165,000,000) shares of par value $0.001 stock, consisting of two classes of stock, designated ‘Common Stock’ and ‘Preferred Stock’ The total number of shares of Common Stock authorized to be issued is One Hundred and Fifty Million (150,000,000), par value $0.001. The total number of shares of Preferred Stock authorized to be issued is Fifteen Million (15,000,000), par value $0.001. Any and all shares of stock may be issued, reissued, transferred or granted by the Board of Directors, as the case may be, to persons, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors shall have the authority to issue pursuant to the Nevada Revised Statutes and the By-Laws of the corporation. The Board of Directors shall have the authority to set, by resolution, the particular designations, preferences and the relative, participating, optional or other special rights and qualifications, limitations or restrictions of any class of stock or any series of stock within any class of stock issued by this corporation.”

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 74%*

4.	Effective date of filing (optional):	——————————————————————————

5.	Officer signature (required):	/s/ S. Colin Neill ———————————————————————————— S. Colin Neill, Chief Financial Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.